Exhibit 10.14

THIS AGREEMENT dated 10/26 2010, made between Green Energy Management Services, Inc. ("GEM") and Claudio Castilla as an independent contractor ("Contractor"), for the sale and promotion of GEM's goods and services.

In consideration of the foregoing and for good and valuable consideration which the parties hereby acknowledge, the parties to this Agreement hereby agree as follows:

1.	GEM desires and hereby appoints the Contractor as its non-exclusive independent contractor sales representative to obtain customer orders for GEM's goods and services.

2.
GEM agrees to pay a commission to Contractor of 5% of the Net Profits earned by GEM on those projects accepted pursuant to Paragraph 3 below. Contractor agrees that GEM shall never be obligated to pay Contractor under any circumstances, unless and until GEM has received the periodic payment from the customer on which the commission is calculated. This is a condition precedent to any obligation of GEM, and shall not be construed as a lime of payment clause.

"Net profits" shall be defined as the total revenues minus total expenses and costs (including, but not limited to taxes and depreciation) incurred by GEM in order to provide the goods and services sold by the Contractor to the customer, said amount to be amortized monthly over the term of the contract between GEM and the customer. Any commissions realized as a result of of contracts accepted pursuant to Section 3 below will be paid by the tenth day of the month following the receipt and recognition of net profits from the contracts. GEM will further provide Contractor at the time of payment with a statement, showing the commissions earned.

Contractor shall be entitled to receive a monthly draw of $8,000.00, payable upon GEM's regular payroll dates. At the end of each month, any payments paid as draws under this Section 2 (whether paid during the immediately preceding month or any other preceding month) shall be deducted from any commissions due to Contractor.

3.
Immediately upon contacting a potential customer, Contractor will advise GEM's CFO of the contact. The Contractor will thereafter have a period of ninety (90) days within which to produce a proposed Term Sheet or proposed Memorandum of Understanding with the customer acceptable to GEM's CEO and CFO. Should such a Term Sheet or Memorandum of Understanding not be produced within this ninety (90) day period, GEM reserves the right in the sole discretion of its CFO either to grant an extension of this period to Contractor or to instruct the Contractor to cease soliciting the potential customer. Should GEM thereafter obtain the customer after this ninety (90) day (or any extended) period, Contractor shall be due no commissions on any project GEM ultimately obtains from the customer.

All contracts with customers must be agreed to, and signed by, the GEM CEO and CFO. GEM reserves the right to reject any proposed Term Sheet or Memorandum of Understanding that its CFO and CEO, in their sole discretion, deem unacceptable. In the event that a Memorandum of Understanding or Term Sheet is rejected pursuant to this provision, no compensation of any kind shall be due to Contractor.

4.
Consistent with the understanding of the parties to this Agreement, Contractor is an independent contractor and not an employee, partner, franchisee or joint venture partner of GEM, The Contractor declares and covenants that the Contractor is engaged in an independent business, that the commissions received from GEM are not the only income source for such business and

Contractor has complied and will comply with all federal, state and local laws relating to business permits and licenses of any kind that may be required to carry out the business and tasks to be performed by the Contractor under this Agreement. Mo payment or withholding of any federal, state, local, city or other payroll or employment taxes, including but not limited to FICA, state and federal income taxes, FUTA, state disability insurance taxes, and stale unemployment insurance taxes relating to income received by Contractor from GEM will be made by GEM. At the end of the calendar year in which the Contractor receives compensation, said Contractor will receive Federal Form 1099 outlining all compensation received. The Contractor agrees to indemnify and hold GEM harmless should a claim related to Contractor's expenses, insurance or the lack thereof and/or local, state or federal taxes be made by anyone, including any governmental authority.

5.	Contractor is not granted any right to use any of GEM's intellectual property without the express, prior written consent of GEM.

6.
Contractor agrees and acknowledges that in the course of rendering services to GEM and its customers Contractor has acquired and will acquire access to and become acquainted with confidential information about the professional, business and financial affairs of GEM, its subsidiaries and affiliates that is non-public, confidential or proprietary in nature. Contractor acknowledges that GEM is engaged in a highly competitive business and the success of GEM in the marketplace depends upon its good will and reputation for quality and dependability. Contractor recognizes that in order to guard the legitimate interests of GEM, it is necessary for it to protect all confidential information.

During and at all times after the term of this Agreement, Contractor shall keep secret all nonpublic information, matters and materials of GEM (including subsidiaries or affiliates), including, but not limited to, know-how, trade secrets, customer lists, vendor or supplier information, pricing policies, operational methods, any information relating to GEM's (including any subsidiaries or affiliates) products or product development, processes, product specifications and formulations, artwork, designs, graphics, services, budgets, business and financial plans, marketing and sales plans and techniques, employee lists and other business, financial, commercial and technical information of GEM (including any subsidiaries and affiliates) (collectively, "Confidential Information"), to which Contractor has had or may have access and shall not (other than in connection with performing Contractor's duties hereunder during the term of the agreement) use or disclose such Confidential Information.

Until two (2) years from the termination of this Agreement, Contractor shall not, either directly or indirectly: (i) serve in any capacity (including as an owner, officer, director, employee, shareholder or independent consultant) with any competitor of GEM, (ii) employ or offer to employ any person then currently employed by the GEM, or (iii) solicit any existing customers of GEM or any customers which Contractor solicited while at GEM.

7.
This Agreement is governed by New Jersey law, without giving effect to New Jersey's conflict of laws principles. The parties consent to the jurisdiction of the courts of the State of New Jersey and the United States District Court for the District of New Jersey for any controversy, dispute or question arising out of, in connection with, or in relation to this Agreement.

8.
The Term of this Agreement shall commence upon execution hereof and shall continue for successive one year periods unless terminated pursuant to this provision. Either Party may terminate this Agreement on 30 days written termination notice to the other party, in which case this Agreement will terminate at the end of such notice period. The provisions of paragraphs 5, 6 and 8 shall survive the termination of this Agreement.

9.	Contractor represents and warrants that it does not violate any agreement, policy or ethical requirement, duly or obligation by receiving the commission payments pursuant to this Agreement.

10.
If any provision of this Agreement is held by any court of competent jurisdiction lo be illegal, null or void or against public policy, the remaining provisions of this Agreement shall remain in full force and effect. The waiver of any breach of any provision under this Agreement by any party shall not be deemed to be a waiver of any preceding or subsequent breach, nor shall any waiver constitute a continuing waiver. The remedies accorded herein to the parties are cumulative and in addition to those provided by law, and may be exercised separately, concurrently or successively.

11.
This Agreement contains the entire understanding and agreement of the parties and there have been no promises, representations, agreements, warranties or undertakings by either of the parties, either oral or written, except as stated in this Agreement. It supersedes all prior agreements of any sort between the parties.

12.
All notices relating to this Agreement to shall be sent as follows: (a) for GEM, via registered mail, return receipt requested or via an internationally recognized express mail carrier lo Green Energy Management Services, Inc., c/o Robert Weinstein, Chief Financial Officer, 381 Teaneck Road, Suite 3, Teaneck, New Jersey 07666, and, (b) for Contractor via registered mail, return receipt requested or via an internationally recognized express mail carrier or via e-mail, to Castlecf@aol.com. All notices shall be effective upon receipt, provided however that an e-mail notice sent to an e-mail address that has been provided by the party to whom notice is being sent shall be effective only if there is some indicia of receipt.

	GREEN ENERGY MANAGEMENT SERVICES, INC.		CONTRACTOR

By:	/s/ Michael Samuel	By:	/s/ Claudio Castilla
Name:	Michael Samuel	Name:	Claudio Castilla
Title:	Chief Executive Officer	Title:
Effective Date:		Date:	10/26/10
		SS/EIN#:	xxx-xx-xxxx
By:
Name:	Robert Weinstein
Title:	Chief Financial Officer
Effective Date: